SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                              [(Amendment No. ___)]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                TOSCO CORPORATION
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:_____

       (2) Aggregate number of securities to which transaction applies:________

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________________

       (4) Proposed maximum aggregate value of transaction:____________________

       (5) Total fee paid:_____________________________________________________

  [ ] Fee previously paid with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:______________________________________________

      (2) Form, Schedule or Registration Statement No.:________________________

      (3) Filing Party:________________________________________________________

      (4) Date Filed:__________________________________________________________

                                TOSCO CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tosco Corporation ("Tosco") will be held at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on May 21, 1998, at 10:00 o'clock in the morning for the following purposes:

          I.  To elect ten (10) Directors of Tosco.

         II. To ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent accountants of Tosco for the fiscal year ending December 31, 1998.

        III. To approve the 1998 Stock Incentive Plan of Tosco Corporation.

         IV. To consider and act upon the stockholder proposal described in the accompanying Proxy Statement.

          V. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1998 shall be entitled to vote at and be present at the meeting.

                                      By order of the Board of Directors,


                                      Wilkes McClave III
                                         Secretary

Dated: April 7, 1998
      Stamford, Connecticut

                                TOSCO CORPORATION


                                 PROXY STATEMENT


     The accompanying Proxy is solicited by the Board of Directors of Tosco Corporation, a Nevada corporation ("Tosco"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 21, 1998 at 10:00 a.m. at The Hyatt Regency Greenwich Hotel, 1800 East Putnam Avenue, Old Greenwich, Connecticut, or any adjournment of the Annual Meeting, at which stockholders of record at the close of business on March 31, 1998 shall be entitled to vote. The cost of solicitation of proxies will be borne by Tosco. Tosco may use the services of its Directors, officers, stockholders of record and others to solicit proxies, personally or by mail or telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of the stock held of record by such persons. Tosco may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Tosco has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies for a fee estimated at $12,000 plus out-of-pocket expenses. Any Proxy granted as a result of this solicitation may be revoked at any time before its exercise by granting a subsequently dated Proxy, by attending the Annual Meeting and voting in person or by mailing a notice of revocation to Tosco Corporation, 72 Cummings Point Road, Stamford, Connecticut 06902, Attention: Secretary.

     The date of this Proxy Statement is the approximate date on which this Proxy Statement and accompanying Proxy were first sent or given to stockholders.

     The principal executive offices of Tosco are located at 72 Cummings Point Road, Stamford, Connecticut 06902.

     On March 31, 1998, Tosco had outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting 156,340,898 shares of Common Stock, par value $.75 per share ("Common Stock"). Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder. The presence of holders representing a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

     It is expected that the following business will be considered at the Annual Meeting and action taken thereon:


                            I. ELECTION OF DIRECTORS

     It is proposed to elect ten (10) Directors at the Annual Meeting to hold office until the 1999 Annual Meeting of Stockholders and until their successors are duly elected and qualify. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a Director of Tosco. To be elected as a Director, each nominee must receive the affirmative vote of the holders of a plurality of the stock of Tosco voted for Directors. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee will be unable or unwilling to serve as a Director. The following table sets forth certain information with respect to each of the nominees.

                              NOMINEES FOR ELECTION

                              SERVED AS A          PRINCIPAL OCCUPATION
NAME                  AGE     DIRECTOR SINCE        AND POSITIONS HELD

Jefferson F. Allen   52         1990           President of Tosco since May 1997
                                               and Chief Financial Officer since
                                               June 1990; Executive Vice
                                               President from June 1990 to May
                                               1997; Treasurer of Tosco from
                                               June 1990 to October 1995;
                                               various positions, including
                                               Chairman and CEO, with Comfed
                                               Bancorp, Inc. and related
                                               entities from November 1988 to
                                               June 1990.


Patrick M. de Barros 53         1995           Director of Petrogal, Petroleos
                                               de Portugal, SA since July 1995;
                                               Chairman and Chief Executive
                                               Officer of Argus Resources Ltd.
                                               since 1988 and Chairman of
                                               Fundacao Monteiro de Barros and
                                               Protea Holdings Inc. since 1980.

Wayne A. Budd        56         1997           Group President-New England, Bell
                                               Atlantic- New England or Senior
                                               Vice President, NYNEX since April
                                               1996; Senior Partner, Goodwin,
                                               Procter & Hoar, Attorneys, from
                                               February 1993 to April 1996;
                                               Commissioner, United States
                                               Sentencing Commission, October
                                               1994 to May 1997; Associate
                                               Attorney General of the United
                                               States from March 1992 to January
                                               1993; United States Attorney for
                                               the District of Massachusetts
                                               from April 1989 to March 1992.

Houston I. Flournoy  68         1978           Special Assistant to the
                                               President for Governmental
                                               Affairs, University of Southern
                                               California (USC), for a period in
                                               excess of five years and
                                               Professor of Public
                                               Administration, USC, from 1976 to
                                               1993.

Edmund A. Hajim      61         1991           Co-Chairman of ING Barings,
                                               Americas Region, since December
                                               1997 and Chairman and Chief
                                               Executive Officer of Furman Selz
                                               LLC since October 1983; Managing
                                               Director and member of the Board
                                               of Directors of Lehman Brothers
                                               Kuhn Loeb prior to 1983.

Joseph P. Ingrassia  73         1991           Petroleum consultant to E. T.
                                               Petroleum Inc. since January 1,
                                               1992; Petroleum consultant to
                                               Saudi Petroleum International
                                               Inc. from 1988 to 1992; Managing
                                               Director Norbec Ltd. from 1983 to
                                               1988.

Charles J. Luellen   68         1992           Retired Executive; President and
                                               Chief Operating Officer of
                                               Ashland Inc. from March 1986 to
                                               January 1992.

Eija Malmivirta      57         1997           Chairman and principal owner of
                                               Merei Energy Consulting Oy Ltd.,
                                               Helsinki, Finland, a consulting
                                               company with expertise in the oil
                                               industry, oil trading and risk
                                               management, since October 1996;
                                               for more than 27 years prior
                                               thereto, Mrs. Malmivirta was
                                               employed by Neste Oy, a Finnish
                                               oil refining and marketing
                                               company, with her last position
                                               as Executive Vice President.

Mark R. Mulvoy       56         1996           Retired Executive; Editor, Sports
                                               Illustrated magazine from 1992 to
                                               1996; various positions with
                                               Sports Illustrated for more than
                                               five years prior thereto.

Thomas D. O'Malley   56         1988           Chairman of the Board and Chief
                                               Executive Officer of Tosco since
                                               January 1990; President of Tosco
                                               from 1993 to May 1997 and from
                                               October 1989 to May 1990.

     Mr. de Barros is a director of Espirito Santo Financial. Mr. Budd is a director of BankBoston, N.A., which is the agent under Tosco's credit agreement. Mr. Flournoy is a director of Fremont General Corporation and Lockheed Martin Corporation. Mr. Hajim is a director of NFO Corporation.

     Tosco's Board of Directors has a Committee on Audit, Ethics and Conflicts of Interest (the "Audit Committee"), consisting of Messrs. Budd, Flournoy, Ingrassia, Luellen and Mulvoy, a Compensation Committee consisting of Messrs. Flournoy, Hajim and Luellen, an Executive Committee consisting of Messrs. Allen, Ingrassia, and O'Malley, a Business Affairs Committee consisting of Messrs. de Barros, Ingrassia, Luellen, Mulvoy and O'Malley, and Mrs. Malmivirta, a Government & Regulatory Affairs Committee consisting of Messrs. Budd, Flournoy, Mulvoy and Allen, an International Affairs Committee consisting of Messrs. de Barros and Ingrassia and Mrs. Malmivirta and a Nominating Committee consisting of Messrs. de Barros, Hajim and Ingrassia. The Audit Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent accountants, reviewing with the independent accountants the plan and results of the audit engagement, reviewing the scope and results of Tosco's procedures for internal auditing, reviewing the independence of the accountants and reviewing the adequacy of Tosco's system of internal accounting controls. The Compensation Committee is responsible for reviewing and setting the compensation of Tosco's management, and considering, recommending and administering its cash incentive and long-term stock incentive plans. The Nominating Committee's functions include reviewing potential nominees for the Board of Directors and recommending the annual slate of nominees for election to the Board of Directors.

     During 1997, there were 9 meetings of the Board of Directors, 3 meetings of the Audit Committee, 4 meetings of the Compensation Committee and 1 meeting of the Nominating Committee. During 1997, each of the Directors then in office attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees on which he served.

     Tosco is not aware of any family relationship between any Director or executive officer.

STOCK OWNERSHIP OF OFFICERS AND DIRECTORS

     The following table sets forth the number of shares of Common Stock of Tosco beneficially owned by each Director, by each of the five most highly compensated executive officers and by all executive officers and Directors as a group at March 15, 1998, and the percentage of the outstanding shares of Common Stock so owned by each Director, executive officer, and such group.

                                          Amount and
                                          nature of
                                          beneficial          Percent of
   Name                                   ownership             Class

Jefferson F. Allen                        721,683(1)              *
Patrick M. de Barros                      721,982(2)              *
Wayne A. Budd                              72,420(3)              *
Houston I. Flournoy                        21,899(4)              *
Edmund A. Hajim                            86,320(5)              *
Joseph P. Ingrassia                        73,820(6)              *
Robert J. Lavinia                         442,500(7)              *
Charles J. Luellen                         75,320(8)              *
Eija Malmivirta                            72,472(9)              *
Wilkes McClave                            398,499(10)             *
Mark R. Mulvoy                             72,359(11)             *
Thomas D. O'Malley                      4,435,180(12)          2.81%
Dwight L. Wiggins                         420,000(13)             *

All executive officers and
Directors (22 persons,
including those listed above)           8,661,144(14)          5.38%

-------------------------

*  Represents less than 1% of the outstanding shares of Common Stock.

(1) Consists of 16,683 shares of Common Stock, options to purchase 495,000 shares of Common Stock under the 1989 Stock Incentive Plan (the "1989 Plan"), and options to purchase 210,000 shares of Common Stock under the 1992 Stock Incentive Plan (the "1992 Plan").

(2) Consists of 649,982 shares of Common Stock of which 649,662 are owned by a Trust of which Mr. de Barros is a beneficiary, and options to purchase 56,001 and 15,999 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(3) Consists of 100 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1992 Plan and 320 Common Stock units under the Directors Stock Plan.

(4) Consists of 1,579 shares of Common Stock, options to purchase 20,000 shares of Common Stock under the 1989 Plan and 320 Common Stock units under the Directors Stock Plan.

(5) Consists of 14,000 shares of Common Stock, of which 12,000 are owned by the Hajim Family Foundation, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 320 Common Stock units under the Directors Stock Plan.

(6) Consists of 1,500 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 320 Common Stock units under the Directors Stock Plan.

(7) Consists of options to purchase 75,000 and 367,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

 (8) Consists of 3,000 shares of Common Stock, options to purchase 72,000 shares of Common Stock under the 1989 Plan and 320 Common Stock units under the Directors Stock Plan.

(9) Consists of options to purchase 72,000 shares of Common Stock under the 1992 Plan and 472 Common Stock units under the Directors Stock Plan.

(10) Consists of 40,791 shares of Common Stock and options to purchase 150,000 and 207,708 shares of Common Stock under the 1989 Plan and 1992 Plan, respectively.

(11) Consists of 359 shares of Common Stock and options to purchase 72,000 shares of Common Stock under the 1989 Plan.

(12) Consists of 2,548,535 shares of Common Stock, options to purchase 1,040,000 and 300,000 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively, and 29,997 shares of Common Stock owned by Mr. O'Malley's wife. In addition, the shares listed in the table include 221,595 shares held by Argus Energy Corporation and 295,053 shares held by Argus Investments, Inc., of which Mr. O'Malley is the sole shareholder. Mr. O'Malley disclaims beneficial ownership of the 29,997 shares of Common Stock owned by his wife.

(13) Consists of 7,500 shares of Common Stock and options to purchase 75,000 and 337,500 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively.

(14) Consists of 3,887,864 shares of Common Stock and options to purchase 2,310,001 and 2,461,207 shares of Common Stock under the 1989 Plan and the 1992 Plan, respectively and 2,072 Common Stock units under the Directors Stock Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Tosco's Directors, executive officers and holders of more than 10% of Tosco's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Tosco. Tosco believes that during the fiscal year ended December 31, 1997, its officers, directors and holders of more than 10% of Tosco's Common Stock complied with all Section 16(a) filing requirements.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The summary Compensation Table shows certain compensation information for Thomas D. O'Malley, the Chief Executive Officer of Tosco, and for the four other most highly compensated executive officers of Tosco for the year ended December 31, 1997. The information includes the dollar amount of salaries, bonuses and other compensation for these officers as well as the number of stock options granted.


                                                   SUMMARY COMPENSATION TABLE

                                       Annual Compensation                          Long Term Compensation
                                  ------------------------------------------    ----------------------------------------
                                                                                 Awards                  Payouts
                                                                               ------------             -----------
                                                                Other
                                                                Annual         Restricted                                 All
                                                                Compen-        Stock         Options       LTIP           Other
Name and                            Salary        Bonus         sation         Award(s)      /SARs        Payouts         Compen-
Principal Position       Year        ($)           ($)           ($)            ($)           (#)           ($)           sation ($)
-------------------      -----      ---------    --------      ---------       ----------    ---------   -----------     ----------

Thomas D. O'Malley        1997       650,000     4,903,505                                          0                     66,574(1)
Chairman and CEO          1996       600,000     3,257,331                                     75,000                     68,211(2)
                          1995       550,000     1,451,799                                    150,000                     69,734(3)
Jefferson F. Allen        1997       429,170     2,546,050                                          0                    111,032(1)
President and Chief       1996       400,000     1,628,665                                     45,000                     45,302(2)
Financial Officer         1995       325,000       635,162                                    120,000                     46,323(3)

Robert J. Lavinia         1997       425,000     2,404,603                                          0                     12,564(1)
Executive Vice            1996       400,000     1,628,665                                     37,500                     10,620(2)
President                 1995       325,000       650,900(4)                                 105,000                     10,452(3)

Dwight L. Wiggins         1997       425,000     2,404,603                                          0                     13,404(1)
Executive Vice            1996       400,000     1,628,665                                     37,500                     12,552(2)
President                 1995       325,000       681,000                                    150,000                     10,148(3)

Wilkes McClave            1997       375,000     1,697,367                                          0                     44,999(1)
Senior Vice President     1996       340,000     1,139,966                                     37,500                     45,881(2)
and General Counsel       1995       300,000       471,935                                    114,999                     46,758(3)

--------------

1 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley and Wiggins in the amounts of $20,400, $10,400, $20,400,
      $20,400 and $9,600, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $88,328, $22,727 and $40,774, respectively, and (c) group term life insurance benefits of $2,304, $2,164, $1,872, $5,400 and $3,804 for Messrs. Allen, Lavinia, McClave, O'Malley and
      Wiggins, respectively.

2 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley, and Wiggins in the amounts of $17,433, $9,756, $19,500,
      $19,126, and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $25,699, $25,098 and $45,710 respectively, and (c) group term life insurance benefits of $2,160, $864, $1,283, $3,375 and $3,552 for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively.

3 All other compensation consists of the following: (a) contributions pursuant to Tosco's Capital Accumulation Plan for Messrs. Allen, Lavinia,
      McClave, O'Malley and Wiggins in the amounts of $17,256, $9,756, $19,500,
      $17,256 and $9,000, respectively, (b) the value of certain premiums paid by Tosco under a split dollar life arrangement for Messrs. Allen, McClave and O'Malley in the amounts of $26,619, $25,779 and $50,030 respectively, and (c) group term life insurance benefits of $2,448, $696, $1,479, $2,448 and $1,148 for Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, respectively.

4 Mr. Lavinia's bonus for 1995 includes a $100,000 employment bonus in connection with his employment as president of Tosco Northwest Company.


AGREEMENTS WITH OFFICERS AND DIRECTORS

     Tosco has severance agreements (the "Agreements") with Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins, which provide that if an executive's employment is terminated by Tosco without cause, or upon a change of control of Tosco (followed by termination of employment), or is terminated by the executive for good reason, as all such terms are defined in the Agreements and as set forth below, then the executive shall be entitled to a lump sum severance payment and all of the terminated executive's options or restricted shares, if any, which are not then vested shall vest immediately and all such restrictions shall lapse. The lump sum severance payments for Messrs. Allen, McClave and O'Malley is 30 months of base salary at the time of termination and for Messrs. Lavinia and Wiggins is 24 months of base salary at the time of termination; provided, however, upon a change in control, the severance payments shall be based on salary plus bonus. At March 1, 1998, and based upon salary levels currently in effect, in the event Tosco had caused their employments to be terminated, Messrs. Allen, Lavinia, McClave, O'Malley, and Wiggins would have been entitled pursuant to the Agreements to receive a lump sum of $1,125,000, $850,000, $938,000, $1,625,000 and $850,000, respectively; if such terminations had resulted from a change in control, they would have been entitled to receive an additional $5,218,000, $4,033,000, $3,547,000, $10,201,000 and $4,033,000,
respectively; in each case together with the accelerated vesting of their options. The Agreements have a one-year term, but will be automatically renewed for successive one-year terms unless Tosco notifies the executive at least six months prior to any renewal date. Such notification by Tosco shall entitle the executive to terminate his employment for Good Reason and shall be deemed to be a termination without Cause if the executive's employment terminates before the end of the Agreement. As used in the Agreements, the following terms generally have the following meanings: Cause means material and intentional failure to perform his duties, fraud, misappropriation of property or intentional damage to Tosco's property; Good Reason includes a reduction in base annual compensation or a significant reduction in the nature of employment; and Change in Control means a person or group of persons become the beneficial owner of more than 50% of Tosco's Common Stock, stockholders approve a merger of Tosco into another entity or a change in the composition of a majority of the members of the Board of Directors.

     In 1997, each Director who was not also an officer of Tosco was paid an annual fee of $30,000 per year (or pro rata portion thereof for period of service as a Director) plus $1,000 for each Board of Directors meeting attended and $1,000 for each committee meeting attended, provided such committee meeting was not held on the same day as a Board of Directors meeting. Effective August 1, 1997, Tosco increased the annual fee to $40,000 (at least $10,000 of which must be paid in Common Stock or Common Stock units under a tax deferred plan) and adopted a Directors Stock Plan pursuant to which directors may elect at least 30 days prior to each plan year to receive more than $10,000 of their director's fees in shares of Common Stock or Common Stock units under a tax deferred plan.

     In 1991, Tosco created the Directors' Charitable Award Program (the "Program"), which allows each Director to recommend a donation to educational institutions and/or charitable organizations designated by them. The Program is funded by joint life insurance policies of which Tosco is the sole owner and beneficiary, with each policy insuring the lives of two eligible Directors. Tosco pays all premiums due and at the time of the death of the second of the two Directors, receives a tax-free death benefit of approximately $2 million, thereby recovering the costs of the Program. Tosco will make charitable contributions in the name of each Director, within ten years following the first Director's death, to the institution(s) designated by the Director. The Directors may recommend one organization to receive a donation of $1 million, or two or more organizations to receive $1 million in the aggregate.

     After five years of service as a Director, Tosco Directors who are not employees are eligible to participate in a retirement plan. The plan generally provides that upon the later of age 65 or retirement, an annual retirement benefit equal to annual retainer fees in effect at the time of retirement will be paid. One year of retirement payments for each year of Board service, up to a maximum of 20 years, is provided. Upon the Director's death, remaining payments will continue to the spouse during the period of his/her life, subject to the maximum set forth above. A Director may elect to receive such retirement benefits as an actuarially equivalent lump sum.

     In 1996, Tosco adopted a mandatory retirement policy for Directors. The policy requires Directors to retire upon the completion of the annual term of office during which the Director's seventy-fifth birthday occurs.

LONG TERM INCENTIVE PLAN

     In 1996, Tosco adopted the 1996 Long Term Incentive Plan ("LTIP") which replaced the granting of incentive awards under the 1992 Plan to participants in the LTIP. Under the LTIP, the Compensation Committee may grant performance units to participants, the payment of which is contingent on the meeting of performance goals during a performance period (which may not exceed 5 years) established by the Committee. The performance goals are based on the difference between the price of Tosco's Common Stock at the time of grant of a unit and the price of the stock at various dates above a target level. Under certain circumstances specified in the LTIP, the total amount of all payments made to any participant in any calendar year may not exceed 400% of such participant's total annual compensation for the year of the award. Purposes of the LTIP include providing a strong incentive to participants to improve the performance of Tosco's Common Stock and requiring such participants' continued employment over several years in order to receive the full benefit of any award level achieved. Generally, if a participant voluntarily terminates employment with Tosco or retires prior to age 65 prior to the scheduled payment date of an award, all unpaid amounts will be forfeited. Upon a change in control, amounts will be paid in cash, with Tosco's obligations to be continued by the successor. When a performance goal is achieved during any period, a participant shall be deemed vested ("Deemed Vested Amount") in an amount equal to the performance level multiplied by the number of performance units a participant has. At December 31, 1997 based on the performance goal achieved to that date ($35.58 per share), Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins will be entitled to receive on January 1, 1999 $5,586,397, $3,506,355, $3,633,131,
$10,697,355 and $3,268,636, respectively, and payments of approximately one-half of such amounts on January 1, 2000 and January 1, 2001. The payment of such amounts is subject to the satisfaction of certain contingencies and such amounts will change if different performance levels are achieved. The Company accrues such amounts on a ratable basis over the required service period.

                         LONG TERM INCENTIVE PLAN AWARDS

                          Number of Shares,            Performance or Other
 Name                     Units or Other               Period Until
                          Rights (#)                   Maturation or Payout (1)
-------------------------------------------------------------------------------
Thomas D. O'Malley         1,350,000
Jefferson F. Allen           705,000
Robert J. Lavinia            442,500
Dwight L. Wiggins            412,500
Wilkes McClave               458,499

---------------
(1) Payment dates and amounts are as follows: 50% of Deemed Vested Amount on January 1, 1999, 50% of remaining, plus additional (if any), Deemed Vested Amount on January 1, 2000 and 100% of remaining, plus additional (if any), Deemed Vested Amount on January 1, 2001.

PENSION PLANS

     The following table shows the estimated annual benefits payable to participants upon retirement under the Tosco Pension Plan (the "Pension Plan"). The covered compensation consists of the salary, but not the bonus, reported in the Summary Compensation Table. Of Tosco's five highest paid executives, Messrs. Lavinia and Wiggins are participants in the Pension Plan.

                                                PENSION PLAN TABLE

                                       ESTIMATED ANNUAL RETIREMENT BENEFITS

                          _______________________YEARS OF SERVICE AT AGE 65__________________________________________
   3-YEAR
AVG. COMP.
                            10                15               20               25               30                35
       $300,000           $30,384           $48,262          $66,141           $84,019         $101,779          $118,812
        350,000            30,384            48,262           66,141            84,019          101,779           118,812
        400,000            30,384            48,262           66,141            84,019          101,779           118,812
        450,000            30,384            48,262           66,141            84,019          101,779           118,812
        500,000            30,384            48,262           66,141            84,019          101,779           118,812
        550,000            30,384            48,262           66,141            84,019          101,779           118,812
        600,000            30,384            48,262           66,141            84,019          101,779           118,812

     Benefits shown in the table are single life annuities payable at age 65. Pension benefits, which are integrated with Social Security benefits, will be reduced for amounts payable under prior Tosco pension plans or predecessor employer plans. Messrs. Lavinia and Wiggins have 5 and 33 years of credited service under the Pension Plan.

     In 1990, Tosco adopted a Senior Executive Retirement Plan ("SERP") to provide retirement benefits to selected senior executives and their beneficiaries. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins are eligible for benefits under the SERP. The table that follows shows the estimated annual benefits payable under the SERP.

                                                    SERP Table

                      ______________________________________Years of Service__________________________________________________

Final                   10                 15                 20                  25                 30                 35
3-year Avg.
Comp.
$300,000              $135,000           $180,000           $180,000            $180,000           $180,000           $180,000
 350,000               157,500            210,000            210,000             210,000            210,000            210,000
 400,000               180,000            240,000            240,000             240,000            240,000            240,000
 450,000               202,500            270,000            270,000             270,000            270,000            270,000
 500,000               225,000            300,000            300,000             300,000            300,000            300,000
 550,000               247,500            330,000            330,000             330,000            330,000            330,000
 600,000               270,000            360,000            360,000             360,000            360,000            360,000
 650,000               292,500            390,000            390,000             390,000            390,000            390,000
 679,000               305,550            407,400            407,400             407,400            407,400            407,400


     Benefits shown are life annuities payable at age 65 and are based on a percentage of eligible compensation. SERP benefits are reduced by the amount of benefits payable under the Tosco Pension Plan, or, if applicable, certain predecessor employer plans. Eligible compensation is the average of base pay plus incentive compensation (limited to an aggregate maximum of $679,000 as increased by the Consumer Price Index commencing December 31, 1997) during the highest three-consecutive calendar years of employment after January 1, 1990. Normal retirement age is 65 with early retirement benefits (reduced by 1% for each year preceding age 65) commencing at age 55 and three years of service. There is no reduction if age plus years of service equal or exceed 75 at date of retirement.

     Messrs. Allen, McClave and O'Malley have eight years of credited service while Messrs. Lavinia and Wiggins each have four years and seven months of credited service under the SERP as of December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since 1987, Tosco has entered into indemnity agreements (the "Indemnity Agreements") with its Directors and certain of its officers (collectively, the "Indemnitees") which provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish a trust (the "Trust") for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of an Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings. Change in Control is defined to include the following events: (a) Tosco would be required to report a change in control under the Securities Exchange Act of 1934; (b) any person becomes the beneficial owner of 20% or more of the voting power of Tosco's outstanding stock without the approval of Tosco's Board of Directors; (c) Tosco is a party to a merger, consolidation or sale of assets; (d) certain changes in the composition of Tosco's Board of Directors; or (e) a person who owns 9.5% or more of the voting power of Tosco's stock increases his beneficial ownership by 5% or more.

     As of December 31, 1997, Tosco was obligated under leases for approximately 27,686 square feet of office space in a building in Stamford, Connecticut owned by an entity in which Mr. O'Malley holds a minority economic interest. The leases expire on April 30, 2002 (with renewal options), unless sooner terminated in accordance with their terms. The total monthly base rent, excluding utilities, paid by Tosco under the leases was approximately $44,972. The monthly rent was determined to be generally at market rate for similar buildings and locations at the time each lease was entered into and is at the lowest per square foot rate of any tenants in the building for comparable space. Tosco may terminate its leases at any time upon payment of specified amounts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee, which consists of Messrs. Flournoy, Hajim and Luellen, have entered into the Indemnity Agreements discussed under "Certain Relationships and Related Transactions". The Indemnity Agreements provide for Tosco to indemnify the Indemnitees against expenses incurred by the Indemnitees in any proceedings which may be maintained against them by reason of any action or omission to act by any Indemnitee in his capacity as a Director, officer, employee, agent or fiduciary of Tosco. Tosco's obligations are subject to certain limitations, including the limitation that no payment will be made which is prohibited by applicable law. The Indemnity Agreements provide for the advancement of expenses incurred by Indemnitees in advance of the final disposition of any proceedings and require Tosco to establish the Trust for the benefit of the Indemnitees. In the event of a Change in Control (as defined in the Indemnity Agreements), Tosco will, from time to time upon written request of any Indemnitee, fund the Trust in an amount sufficient to satisfy any and all expenses reasonably anticipated to be incurred in connection with any proceedings.

OPTION GRANTS IN 1997

     The LTIP is intended to replace the granting of additional options to the five officers listed in the Summary Compensation Table, and, therefore, during 1997, no options were granted to such officers.


 AGGREGATED OPTION/SAR EXERCISES IN 1997 AND DECEMBER 31, 1997 OPTION/SAR VALUES



                                                                                                       VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED                       IN-THE-MONEY
                                                             OPTIONS/SARS AT                              OPTIONS/SARS AT
                            SHARES                            DECEMBER 31, 1997                          DECEMBER 31, 1997
                           ACQUIRED                       -----------------------------         ----------------------------------
NAME                      ON EXERCISE    VALUE REALIZED   EXERCISABLE    UNEXERCISABLE          EXERCISABLE          UNEXERCISABLE
-----                    ------------    --------------   -----------    -------------          -----------          -------------
Thomas D. O'Malley           ---                          1,250,000        100,000               $37,137,715          $2,645,384

Jefferson F. Allen           ---                            632,315         72,685                18,631,925           1,924,746

Robert J. Lavinia            ---                            379,815         62,685                11,079,670           1,657,351

Dwight L. Wiggins            ---                            334,815         77,685                 9,692,478           2,078,600

Wilkes McClave            90,000            $2,222,498      302,481         66,018                 8,735,435           1,750,952
                                                          ---------        -------               -----------         -----------
                                                          2,899,426        379,073               $85,277,223         $10,057,033

TOSCO PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for Tosco, the Standard & Poor's ("S&P") 500 Composite Stock Price Index and an index of peer companies selected by Tosco. As the result of the acquisition from Union Oil Company of California in March 1997, Tosco has expanded its self-determined peer group to include Sun Inc. The graph assumes that the value of the investment in Tosco's Common Stock and each index was $100 at January 1, 1993 and that all dividends were reinvested.

     Peer Group includes Ashland Inc., Crown Central Petroleum Corp., Ultramar Diamond Shamrock Corp., Sun Inc., Tesoro Petroleum Corp., and Valero Energy Corp. Assumes $100 invested on January 1, 1993 in Tosco common stock, an index of stock in Peer Group companies (weighted by market capitalization) and the S&P 500 Index. Assumes reinvested dividends. Fiscal year ends December 31.

                      COMPARISON OF FIVE YEAR TOTAL RETURN
                  TOSCO, INDUSTRY PEER GROUP AND S&P 500 INDEX

                               [Performance Chart]

                                1992              1993              1994               1995              1996              1997
TOSCO CORP                     $100.0            $145.4            $148.5             $198.2            $416.4            $601.5
S&P 500 INDEX                  $100.0            $109.8            $111.3             $153.1            $188.8            $252.0
PEER GROUP                     $100.0            $118.3            $119.9             $129.6            $150.8            $205.3


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which consists entirely of Directors who are not employees of Tosco, reviews and approves all remuneration arrangements for Tosco's executive officers, Directors and certain other employees, and reviews and approves compensation plans in which officers and employees are eligible to participate. The Committee met four times during 1997. Tosco's philosophy for compensating executive officers is that a substantial portion of the executive's compensation should be incentive based and determined by Tosco's and the executive's performance. The policy is designed to attract, reward, motivate and retain key executives who are capable of achieving Tosco's objectives in a highly competitive industry.

     Tosco's executive compensation program consists of the following key elements: salary based on the Committee's assessment of the individual's level of responsibility, performance, and contributions to Tosco; an annual bonus that is directly related to the performance of Tosco as a whole or specific business units; and grants of stock options or performance units under the LTIP designed to motivate individuals to enhance the long-term value of Tosco's stock. The Committee does not allocate a fixed percentage of compensation to each of these three elements, nor does the Committee use specific qualitative or quantitative measures or factors in assessing individual performance, except with respect to the award of bonuses as described below.

     The salaries of key executives and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to Tosco and level of responsibility. The Committee generally assigns equal weight to each of these factors. The Committee believes Mr. O'Malley's salary reflects his experience and personal contributions to Tosco's performance. The base salaries of the four other most highly compensated executive officers reflect their individual job performance and contribution to Tosco.

     During 1997 Tosco's executive officers participated in the Tosco Corporate Incentive Plan (the "Tosco Corporate Plan"). Their bonuses are determined in accordance with a formula and factors set by the Committee prior to the beginning of the year. The plan provides that no bonuses are payable unless the interest on Tosco's Mortgage Bonds is paid when due. The Tosco Corporate Plan provides for the payment of a bonus dependent on the per share (common shares plus common share equivalents) pre-tax operating earnings ("OPEPS") of Tosco. For 1997 no bonus was payable under the Tosco Corporate Plan unless OPEPS exceeded $.50. For each $.33 (and, on a pro-rata basis, for each fraction thereof) of OPEPS over the first $.50, a percentage of the executive's annual base salary was paid as cash bonus. The hurdle rate was determined by the Committee in early 1996 for a three year period in light of Tosco's budget and anticipated performance to provide a sustained incentive to management. Annual bonus under the Tosco Corporate Plan is computed in accordance with a formula, the variables of which are the amount of OPEPS, if any, in excess of the hurdle rate and the individual's percentage participation factor. The percentages for executive officers who participate in the Tosco Corporate Plan range from 25% to 100% of their base salary. The percentage for each executive officer is based on the Committee's assessment of the officer's performance, contribution to Tosco and level of responsibility. Messrs. Allen, Lavinia, McClave, O'Malley and Wiggins were participants in the Tosco Corporate Plan and the percentage applicable to each of them was 75, 75, 60, 100 and 75, respectively.

     Tosco has several stock option plans which are designed to link the interests of executive officers with Tosco's shareholders and provide such executives with an equity interest in Tosco. The options are designed to enhance shareholder values by benefiting executives only if other shareholders of Tosco also benefit. The purpose of the plans is to encourage executives and others to acquire larger stock ownership and proprietary interest in Tosco and thereby stimulate the active interest of such persons in the development and financial success of Tosco. All options granted in 1997 were granted at the fair market value of Tosco Common Stock on the date of grant and become exercisable over five years commencing one year from the date of grant, and only if the holder is still employed by Tosco (with certain exceptions for severance agreements). The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. The Committee generally assigns equal weight to these two factors. In addition, the Committee also considers the number of options previously granted to and the total number of options held by such officers. Since stock options are tied to the future performance of Tosco's Common Stock, they will provide value only if the price of Tosco Common Stock exceeds the exercise price of the options. There is no relationship between the future performance of Tosco and the number of stock options granted.

     Certain of Tosco's executive officers also participate in the Long Term Incentive Plan commencing in 1996. The LTIP is designed to provide a strong incentive to participants to improve the performance of Tosco's Common Stock and to require such participants' continued employment over several years in order to receive the full benefit of any award level achieved. Participants become entitled to receive certain amounts if the stock price of Tosco increases above escalating target levels, subject to their employment by Tosco and performance over a multi-year period. Generally, if a participant voluntarily terminates employment with Tosco or retires prior to age 65 prior to the scheduled payment date of an award, all unpaid amounts will be forfeited. It is intended that participation in the LTIP replaces additional awards under Tosco's stock option plans, and, therefore, LTIP participants did not receive any stock options in 1997.

     In 1993, the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and to the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company's stockholders. The LTIP does not meet such criteria, while the Tosco Corporate Plan does.

     Mr. O'Malley's compensation for 1997 was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

                                              COMPENSATION COMMITTEE

                                                Houston I. Flournoy
                                                  Edmund A. Hajim
                                                Charles J. Luellen


                     II. APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors of Tosco, upon recommendation of the Audit Committee, has selected Coopers & Lybrand L.L.P. as the independent accountants of Tosco for 1998. Coopers & Lybrand L.L.P. has acted in such capacity since 1977. Stockholders are requested to ratify and approve such appointment. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS TOSCO'S AUDITORS.

              III. PROPOSAL TO ADOPT THE 1998 STOCK INCENTIVE PLAN

     At a meeting held on March 19, 1998, the Board of Directors adopted, subject to the approval of stockholders, the 1998 Stock Incentive Plan (the "1998 Plan"), pursuant to which 1,500,000 shares of Common Stock, $.75 par value, may be issued as, or may be the subject of, Incentive Awards (as defined in the 1998 Plan). A copy of the 1998 Plan is annexed hereto as Exhibit A and the following summary of certain pertinent provisions of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan.

     The principal purpose of the 1998 Plan is to encourage Tosco's non-employee directors and valued employees and consultants to acquire a larger stock ownership and proprietary interest in Tosco, and thereby stimulate the active interest of such persons in the development and financial success of Tosco.

     ELIGIBILITY. Employees eligible to participate in the 1998 Plan are designated from time to time by the Compensation Committee. The 1998 Plan would also permit participation by Directors of Tosco who are not employees of Tosco or any subsidiary of Tosco. For purposes of the 1998 Plan, the Compensation Committee must consist of three or more directors of Tosco who are "Non-Employee Directors" (as defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934) and "outside directors" (as defined in Section 162(m) of the Internal Revenue Code).

     GRANT OF INCENTIVE AWARDS TO NON-EMPLOYEE DIRECTORS. The 1998 Plan fixes the number and terms of Incentive Awards awarded to each Director who is not also an employee of Tosco or any subsidiary (a "Non- employee Director"). The Compensation Committee has no discretion to vary the terms of such Incentive Awards. Each Non-employee Director who has not received an Incentive Award under the 1989 Plan or 1992 Plan shall be entitled to receive a nonqualified stock option under the 1998 Plan on the date that stockholders of Tosco authorize and approve the 1998 Plan or the date an individual first becomes a Non-employee Director, whichever occurs later. Each nonqualified stock option shall entitle the holder to acquire an aggregate of 72,000 shares of Common Stock and shall be exercisable as to one-third of such shares at any time following each of the first three anniversaries of the date of grant of such nonqualified stock option. The exercise price for such nonqualified stock option shall be Fair Market Value, which is defined in the 1998 Plan as the average of the high and low prices of the Common Stock as quoted on the New York Exchange Composite Tape on the date as of which Fair Market Value is to be determined, which is the date of grant.

     SHARES OF COMMON STOCK SUBJECT TO THE 1998 PLAN. Subject to certain exceptions set forth in the 1998 Plan, the aggregate number of shares of Common Stock that may be issued as, or that may be the subject of, Incentive Awards shall not exceed 1,500,000 and the maximum number of shares of Common Stock that may be the subject of stock options and stock appreciation rights granted to any individual during any calendar year shall not exceed 300,000. The shares to be delivered under the 1998 Plan will be made available, at the discretion of the Board of Directors or the Compensation Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock which have been or may be reacquired by Tosco, including shares purchased in the open market.

     The following is a summary of certain general provisions of the 1998 Plan:

     TYPES OF INCENTIVE AWARDS. The Compensation Committee may grant awards under the 1998 Plan in the form of stock options, restricted stock awards and/or stock appreciation rights. Stock options may be granted as "incentive stock options" (as defined under Section 422 of the Internal Revenue Code), or as nonqualified stock options.

     TERMS AND CONDITIONS OF STOCK OPTIONS. The purchase price of Common Stock issuable upon the exercise of nonqualified stock options ("the exercise price") will be determined by the Compensation Committee based on various factors, including the achievement of preestablished performance objectives by the recipient of the option, and may be less than the Fair Market Value of Common Stock on the date of grant. The exercise price under incentive stock options may not be less than the Fair Market Value of Common Stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee but in no event after ten years from the date of grant. The 1998 Plan further provides that the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all stock plans of Tosco and its subsidiaries) shall not exceed $100,000; to the extent that such limitation is exceeded, such stock options shall be treated as non-qualified stock options. The exercise of a stock option will result in the cancellation of the stock appreciation right for which it relates with respect to the same number of shares of Common Stock as to which the stock option was exercised.

     TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS. A "stock appreciation right" is the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (in the case of a stock appreciation right granted independently of any stock option), or the exercise price of the related stock option (in the case of a stock appreciation right granted in connection with a stock option).

     A stock appreciation right may be granted independently of any stock option or in connection with a stock option (either at the time of grant or at any time during the term of the stock option). A stock appreciation right granted in connection with a stock option shall be exercisable or transferable only to the extent that the related stock option is exercisable or transferable.

     The exercise of a stock appreciation right will result in the cancellation of the stock option to which it relates with respect to the same number of shares of Common Stock as to which the stock appreciation right was exercised. A stock appreciation right granted independently of any stock option shall be exercisable as determined by the Compensation Committee, but in no event after ten years from the date of grant. The Compensation Committee may limit the amount payable upon exercise of a stock appreciation right. Any such limitation shall be determined as of the date of grant and noted on the instrument evidencing the stock appreciation right granted.

     At the discretion of the Compensation Committee (except with respect to Non-employee Directors), payment of the amount payable upon exercise of a stock appreciation right may be made solely in whole shares of Common Stock valued at the Fair Market Value on the date of exercise of the stock appreciation right, or solely in cash, or in a combination of cash and shares.

     TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. A "restricted stock award" is the grant of shares of Common Stock or the grant of the right to purchase Common Stock at a price determined by the Compensation Committee. Such Common Stock, when and if issued, shall be subject to transfer restrictions determined by the Compensation Committee in its sole discretion, and subject to substantial risk of forfeiture unless and until specific conditions established by the Compensation Committee at the time of grant are met. Such conditions may be based on continuing service or achievement of preestablished performance objectives, or both. Unless the holder of a restricted stock award ceases to be an employee of Tosco, the transfer restrictions imposed upon restricted stock awards will lapse in accordance with a schedule or other conditions as are determined by the Compensation Committee. Such holder will have the right to vote the shares of Common Stock received as restricted stock awards, and to receive dividends with respect to such shares; however, any dividends or other distributions shall be subject to the same risk of forfeiture as is applicable to the restricted shares.

     ADJUSTMENT. In the event of a stock dividend, conversion, exchange, reclassification or substitution with respect to the Common Stock, an appropriate and proportionate adjustment will be made in the price, number and/or kind of security that is the subject of an outstanding Incentive Award, without changing the aggregate purchase price or value of such Incentive Awards. In other events involving a change in Tosco's corporate structure or outstanding shares of Common Stock (including recapitalizations, mergers and reorganizations), the Compensation Committee shall make such equitable adjustments to Incentive Awards as may be necessary to prevent dilution or enlargement of the rights of the holders thereof.

     ACCELERATION. Stock options and stock appreciation rights become immediately exercisable in full upon (but prior to the expiration of the term of the options or rights) the holder's retirement at or after age 65, disability or death, upon such special circumstance or event as in the opinion of the Compensation Committee merits special consideration, or upon a Change in Control (as defined in the 1998 Plan) while the holder is employed by Tosco or a subsidiary. Restricted stock awards become fully vested upon the holder's death or disability, upon such special circumstance or event as in the opinion of the Compensation Committee merits special consideration, or upon a Change in Control (as defined in the 1998 Plan) while the holder is employed by Tosco or a subsidiary.

     AMENDMENT AND TERMINATION OF THE 1998 PLAN. The Compensation Committee may amend, suspend or terminate the 1998 Plan at any time, provided that no such amendment shall, without the approval of the stockholders of Tosco, (i) change the class of persons eligible to receive Incentive Awards under the 1998 Plan, or (ii) increase the number of shares of Common Stock subject to the 1998 Plan or that may be the subject of stock options and stock appreciation rights granted to any individual. The Compensation Committee may not, without the consent of the holder of an Incentive Award, modify the terms and conditions of such Incentive Award in a manner which would adversely affect the rights of such holder.

     MARKET VALUE OF COMMON STOCK. On April 2, 1998, the closing price of the Common Stock on the New York Stock Exchange was $35.50 per share.

     OPTIONS GRANTED. No options have been granted under the 1998 Plan.

     TAX TREATMENT. An individual will not recognize any income upon the grant or exercise of an incentive stock option. If an individual disposes of shares of Common Stock acquired upon the exercise of an incentive stock option more than two years after the date the option was granted and more than one year after the date the option was exercised, the individual will realize capital gain in an amount equal to the excess, if any, of his selling price over the option exercise price, and Tosco will not be entitled to a tax deduction. Depending on the holding period of the shares, such capital gain may be mid-term gain, long-term gain or, with respect to transactions after December 31, 2000, qualified 5-year gain. If the individual disposes of the shares of Common Stock before the one-year, two-year requirements are met, any gain realized will be taxable as follows: (i) as ordinary income to the extent of the difference between the option exercise price and the lesser of the fair market value of the shares on the date the option was exercised or the amount realized on such disposition, and (ii) as capital gain to the extent of any excess, which gains shall be treated as long-term, mid-term or short-term capital gain, depending on how long the shares were held. Tosco may claim a deduction for the amount taxable to the individual as ordinary income. The difference between the fair market value of the Common Stock at the time of exercise and the option exercise price generally will constitute an item of adjustment for purposes of determining alternative minimum taxable income and may, in the year an incentive stock option is exercised, be subject to the alternative minimum tax.

     If the individual uses shares of Common Stock to pay the option exercise price, (a) the individual's holding period for newly issued shares equal in number to the surrendered shares (the "Exchanged Shares") shall include the period during which the surrendered shares were held, (b) the individual's basis in such Exchanged Shares will be equal to his basis in the surrendered shares, and (c) no gain or loss will be recognized by the employee on the exchange of the surrendered shares for the Exchanged Shares. However, if the individual tenders shares acquired pursuant to the exercise of an incentive stock option prior to the expiration of the one-year, two-year requirements, such tender will constitute a disposition of such shares, and will give rise to a taxable exchange.

     The grant of a nonqualified stock option does not result in taxable income to the recipient. An individual normally will recognize ordinary income when the nonqualified stock option is exercised on the difference between the then fair market value of the shares acquired pursuant to the exercise of the option and the option exercise price. Section 83 of the Internal Revenue Code generally provides that, if an individual is subject to Section 16(b) of the Exchange Act, he will not recognize income upon the exercise of a nonqualified stock option until he may sell such shares for a profit without being subject to suit under
Section 16(b). At such time the individual would be subject to tax on the difference between the then fair market value of the shares and the exercise price. Alternatively, an individual who would not otherwise be subject to tax at the time of exercise may file an election with the Internal Revenue Service, within 30 days of exercise, to be taxed at the time of exercise on the difference between the then fair market value of the shares and the exercise price. Any subsequent appreciation in the value of shares will be taxed when the shares are sold, as either long-term, mid-term, short-term or qualified 5-year capital gain. Tosco will not be entitled to an income tax deduction with respect to the grant of a stock option or the sale of stock acquired pursuant thereto. Tosco will be permitted a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise of a nonqualified stock option when such income is recognized by the individual. If any individual uses shares of Common Stock which he owns to pay for the exercise of a nonqualified stock option, (a) the individual's holding period for newly issued shares of Common Stock equal in number to the surrendered shares (the "Exchanged Shares") shall include the period during which the surrendered shares were held,
(b) the individual's basis in such Exchanged Shares will be the same as his basis in the surrendered shares, (c) no gain or loss will be realized by the individual on the exchange of the surrendered shares for the Exchanged Shares, and (d) the individual will be subject to ordinary income tax on the fair market value of the shares he receives over and above the Exchanged Shares.

     When an individual exercises a stock appreciation right he will recognize ordinary income in an amount equal to the fair market value of the stock and cash received. This amount is tax deductible to Tosco. Section 83 of the Internal Revenue Code generally provides that, if an individual is subject to
Section 16(b) of the Exchange Act, the date of recognition and determination of ordinary income attributable to shares received upon the exercise of a stock appreciation right is delayed until he may sell such shares for a profit without being subject to suit under Section 16(b); however, an individual who would not otherwise be subject to tax at the time of exercise of the stock appreciation right may elect to be taxed as of the date of exercise.

     An individual who receives restricted shares pursuant to the 1998 Plan will be subject to ordinary income tax at the time the restrictions lapse (including any restrictions imposed by Section 16(b) of the Exchange Act) on the difference between the then fair market value of the shares and the price he paid for them. Alternatively, the individual may file an election with the Internal Revenue Service, within 30 days of the date the shares are transferred to him, to be taxed, at ordinary income rates, at the time of transfer on the difference between the then fair market value of the shares and the price he paid for them. Once the shares have been subject to ordinary income tax, any subsequent appreciation in the value of the shares will be taxed only when the shares are sold, as either long-term, mid-term, short-term or qualified 5-year capital gain. Tosco will be permitted a tax deduction when and to the extent any ordinary income is recognized by the individual.

     In addition to the Federal income tax consequences discussed above, Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensation individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer and such payment equals or exceeds three times his or her "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change in control occurs. If the taxpayer establishes, by clear and convincing evidence, that an amount received is reasonable compensation for past or future services, all or a portion of such amount may be deemed not to be an excess parachute payment. If any payments made under the 1998 Plan in connection with a change in control of the Company constitute excess parachute payments with respect to any employee, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess parachute payment, and Tosco will not be entitled to any tax deduction to which it otherwise would have been entitled with respect to such excess parachute payment.

     Section 280G provides that payments made pursuant to a contract entered into within one year of the change in control are presumed to be parachute payments unless the individual establishes, by clear and convincing evidence, that such contract was not entered into in contemplation of a change in control. In addition, the General Explanation of the Tax Reform Act of 1984 prepared by the Staff of the Joint Committee on Taxation indicates that the grant of an Incentive Award within one year of the change in control or the acceleration of an Incentive Award because of a change in control may be considered a parachute payment, in an amount equal to the value of the Incentive Award or the value of the accelerated portion of the Incentive Award, as the case may be. Pursuant to proposed regulations issued by the Treasury Department under Section 280G, the acceleration of a nonqualified stock option or stock appreciation right or the vesting of restricted shares because of a change in control is considered a parachute payment in an amount equal to the value of the acceleration or vesting. Even if the grant of an Incentive Award within one year of the change in control or the acceleration or vesting of an Incentive Award is not a parachute payment for purposes of Section 280G, the exercise of a stock option or stock appreciation right granted within one year of the change in control or the exercise of the accelerated portion of a stock option or stock appreciation right may result in a parachute payment, in an amount equal to the excess of the fair market value of the shares received upon exercise of the stock option over the exercise price (or the cash or fair market value of shares received upon the exercise of stock appreciation rights). Payments received for the cancellation of an Incentive Award because of a change in control may also result in parachute payments.

     Under Section 162(m) of the Internal Revenue Code, publicly held companies generally may not deduct compensation for certain employees to the extent such compensation exceeds $1 million with respect to an individual employee for the taxable year. The $1 million limitation would apply to Tosco's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer. Compensation which is performance-based (as defined in Section 162(m) and regulations thereunder), however, is not counted as subject to the deductibility limitations of Section 162(m). Income pursuant to stock options and stock appreciation rights having an exercise price or base value equal to the Fair Market Value of the Common Stock on the date of grant, granted under the 1998 Plan, are intended to permit the full deduction by Tosco, by qualifying such amounts as performance-based compensation and, therefore, exempt from the limitations of Section 162(m). Income pursuant to restricted stock awards would be subject to the deductibility limitations of Section 162(m).

     EFFECTIVE DATE AND DURATION OF THE 1998 PLAN. The 1998 Plan is subject to approval by the holders of a majority of the shares of stock of Tosco that vote on the subject at a meeting of stockholders of Tosco duly convened and held prior to March 19, 1999. In the event the 1998 Plan is not approved by stockholders of Tosco by such date, the 1998 Plan shall be void and of no further force and effect. No Incentive Awards may be made under the 1998 Plan on or after March 18, 2008.

VOTE REQUIRED

     Under the Internal Revenue Code, the affirmative vote of the holders of a majority of the shares of stock of Tosco voting on the subject at the Annual Meeting is required to approve the adoption of the 1998 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AUTHORIZATION AND APPROVAL OF THIS PROPOSAL III.


                            IV. STOCKHOLDER PROPOSAL

     A shareholder has given notice that the following proposal will be presented at the meeting:

     WHEREAS as shareholders we believe it is important for our company to assume leadership on limiting pollution in the environment. Such an approach is good for business and for our company's public image;

     We believe that the responsible implementation of pollution prevention procedures result in benefits to the corporation and its shareholders by increased efficiencies, reduced costs from potential enforcement and liability actions, and long term elimination of environmental compliance costs;

     We also believe that pollution prevention is the best approach to reducing pollution because it seeks an efficient and cost effective means of reducing pollution at its source. Pollution prevention can keep a company's products from leaking into air, land or water and thereby reduces the amount of wasted products. A study conducted by the New Jersey Department of Environment Protection concluded that companies will save five to eight dollars for every dollar they spend reducing the amount of hazardous chemicals that they use.

     In response to concerns expressed by local residents, the Chevron refinery in Richmond, California, performed a pollution prevention audit of their wastewater processes, resulting in a 70-90 percent reduction of toxic discharges to San Francisco Bay. Many other companies have also engaged in effective pollution prevention planning through internal and external reviews.

     RESOLVED: Shareholders request that the company adopt a policy requiring each of its major facilities to conduct an annual review of available pollution prevention options for high priority pollution sources, especially those on which stakeholder groups have raised concerns, and to provide a summary report to shareholders of these reviews.

     SUPPORTING STATEMENT: We believe that our company would benefit from annual pollution prevention assessments that identify options to eliminate or greatly reduce toxic hazards at the source. This process would help restore public confidence in the company's commitment to reduce undesirable impacts on workers, neighbors and the environment. Recent public concerns about high levels of toxic selenium discharges from the Tosco refinery into San Francisco Bay, despite other refineries' successful reduction of such pollution, demonstrates the need for increased prevention efforts at our company.

                              TOSCO RECOMMENDATION

     The Board of Directors of Tosco recommends a vote AGAINST the adoption of the proposal because it believes it is unnecessary, for reasons set forth below, and would subject the Company to additional administrative expense, including producing and distributing more than fifty thousand copies of the report.

     Tosco already has extensive programs in place for environmental compliance by each facility, including staffs with highly trained technical professionals, and audits its environmental compliance. These programs have been carefully developed and implemented to meet the particular needs of each facility.

     During 1997 Tosco commenced an on-going, comprehensive, in-depth study and review of environmental and safety programs, procedures, and practices at all significant facilities. These reviews are conducted by a dedicated team of both in-house and outside experts in their fields.

     With respect to proponent's specifically stated concern about selenium discharges from the Rodeo, California refinery, acquired in March 1997, the Company is presently completing and will be bringing on line in July 1998, a major water pollution control project which is designed to remove more than 95% (and is expected to remove 97%) of the selenium from the water it processes.

         In California Tosco complies with the California Hazardous Waste Source Reduction and Management Review Act of 1989. This requires us to conduct a review of our processes, operations, and procedures every four years to reduce hazardous waste at sites. It also requires us to determine any alternatives to (or modifications of) processes, operations and procedures that may be implemented to reduce hazardous materials that may be generated at our sites, including source reduction measures. Tosco also voluntarily participates in the National Petroleum Refiners Association's Environmental Committee for the purpose of improving environmental performance, including waste reduction. As a result of these initiatives and other voluntary efforts, Tosco has reduced the amount of hazardous materials with which it must deal.

     We strive to be a good corporate neighbor, particularly in the communities in which our facilities are located, and to facilitate communication with our neighbors. For example, at the Avon and Rodeo Refineries in California, we have formally constituted Community Advisory Panels whose members represent a broad spectrum of local residents. The panels meet on a regular basis. They provide a forum for people to ask questions and communicate their concerns to us and for us, in turn, to learn from them and to inform them about our operations.

     The Company presently reports to stockholders on environmental initiatives, in summary form in its Annual Report, which is sent to all stockholders.


CONCLUSION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. THE PROXY HOLDERS WILL VOTE ALL PROXIES RECEIVED AGAINST THIS PROPOSAL UNLESS INSTRUCTED OTHERWISE.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting, and entitled to vote on this item, is required for approval of this proposal.

     The names and addresses of the stockholder proponents, and information regarding their Tosco stock ownership, will be furnished promptly upon receipt of any telephone or written request to the Secretary of Tosco.

                                  OTHER MATTERS

CERTAIN SECURITY HOLDINGS

     At February 18, 1998, to the knowledge of Tosco, from Statements on
Schedule 13G provided to Tosco, beneficial owners of more than 5% of any class of the outstanding voting securities of Tosco were as follows:


                                                                  AMOUNT AND
                                                                  NATURE OF
                                NAME AND ADDRESS OF               BENEFICIAL           PERCENT
TITLE OF CLASS                  BENEFICIAL OWNER                  OWNERSHIP*           OF CLASS
--------------                  -------------------------        ------------------   ----------

Common Stock                    FMR Corp.                            23,640,095           15.0%
                                82 Devonshire Street                 shares (1)
                                Boston, Massachusetts 02109

Common Stock                    J.P. Morgan & Co., Incorporated      20,004,338           12.8%
                                60 Wall Street                       shares
                                New York, New York 10260

Common Stock                    Tiger Management L.L.C.              14,209,000            9.1%
                                Tiger Performance L.L.C.             shares (2)
                                Julian H. Robertson, Jr.
                                101 Park Avenue
                                New York, New York 10178


---------------------
*        The beneficial owner of such shares reports that it has sole voting and investment power with respect to such securities, except where otherwise indicated.

(1)      According to a Statement on Schedule 13G filed with the Commission on
         February 18, 1998, wholly-owned subsidiaries or affiliates of FMR Corp.
         ("Fidelity Funds"), including a registered investment advisor, own these shares.  FMR does not have the power to vote or direct the voting of shares owned by the Fidelity  Funds, which power resides with Fidelity Funds'
         Board of Trustees.

(2)      According to a Statement on Schedule 13G filed with the Commission on
         February 13, 1998, (i) Tiger Management L.L.C. and Tiger Performance L.L.C.,
         investment advisers registered under Section 203 of the Investment Advisers
         Act of 1940, reported beneficial ownership of an aggregate of 14,089,000 shares and (ii) Julian H. Robertson, Jr. reported beneficial ownership of 14,209,000 shares. Julian H. Robertson, Jr. is the ultimate controlling person of Tiger
         Management L.L.C., and Tiger Performance L.L.C. Other persons are known to have the right to receive dividends from, or proceeds from, the sale of such shares.  The interest of one such person, The Jaguar Fund
         N.V., a Netherlands Antilles corporation, is more than 5%.

 MISCELLANEOUS

     Proposals of stockholders intended to be presented at Tosco's 1999 Annual Meeting of Stockholders must be received by Tosco on or prior to December 9, 1998, to be eligible for inclusion in Tosco's Proxy Statement and form of Proxy to be used in connection with the 1999 Annual Meeting.

     The By-Laws of Tosco currently provide that nominations for the election of Directors may be made by a shareholder entitled to vote for the election of Directors provided that (a) such shareholder delivers written notice by first class mail to the Secretary of Tosco not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of Directors (if less than 21 days' notice of the meeting is given to shareholders, the shareholder's written notice may be delivered to the Secretary of Tosco not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders); and (b) such written notice contains background information as to each nominee, including (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of stock of Tosco beneficially owned by each nominee, and (iv) any information with respect to each nominee's affiliation with a competitor of Tosco.

     Registered stockholders attending the meeting may be asked for identification. If you are a beneficial owner of Tosco stock held by a bank or broker ("in street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank indicating you are an owner as of the record date are examples of proof of ownership.

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.


                                        Wilkes McClave III
                                          SECRETARY

Dated: April 7, 1998

                                                              Exhibit A

                                TOSCO CORPORATION

                            1998 STOCK INCENTIVE PLAN


1.   PURPOSE OF THE PLAN

     The purpose of the 1998 Stock Incentive Plan of the Company is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain competent employees, to make service on the Board of Directors of the Company more attractive to prospective non-employee directors of the Company and to provide a means to encourage stock ownership and proprietary interest in the Company by officers, non-employee directors and valued employees and consultants upon whose judgment, initiative, and efforts the financial success and growth of the Company largely depend.

2.   DEFINITIONS

     (a) "Act" means the Securities Exchange Act of 1934, as from time to time amended.

     (b) "Board" means the Board of Directors of Tosco Corporation.

     (c) "Committee" means the Committee of the Board responsible for matters related to the Plan. The Committee shall be composed of three or more directors of the Company, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

     (d) "Common Stock" means the common stock, $.75 par value per share, of Tosco Corporation.

     (e) "Company" means Tosco Corporation and its wholly-owned subsidiaries.

     (f) "Employee" means a full-time or part-time employee of the Company or a consultant to the Company.

     (g) "Fair Market Value" means the average of the high and low prices of Common Stock as quoted on the Composite Tape on the date as of which fair market value is to be determined or, if there is no trading of Common Stock on such date, the average of the high and low prices of Common Stock on the next preceding date on which there was trading in such shares.

     (h) "Incentive Award" means a Stock Option, Restricted Stock Award, or Stock Appreciation Right granted under the Plan.

     (i) "Incentive Stock Option" means an option as defined under Section 422 of the Internal Revenue Code of 1986, as amended, and regulations thereunder.

     (j) "Non-employee Director" means a member of the Board who is not an Employee.

     (k) "Nonqualified Stock Option" means a Stock Option other than an Incentive Stock Option.

     (l) "Participant" means (i) a Non-employee Director or (ii) an Employee whose efforts, as determined by the Committee, contribute significantly to the performance of the Company and who is determined by the Committee to be eligible to receive an Incentive Award under the Plan.

     (m) "Plan" means the 1998 Stock Incentive Plan as set forth herein, which may be amended from time to time.

     (n) "Restricted Stock Award" means a grant of Common Stock or the right to purchase Common Stock at a price determined by the Committee. Such Common Stock, when and if issued, shall be subject to transfer restrictions and subject to substantial risk of forfeiture unless and until specific conditions are met. Such conditions may be based on continuing service with the Company or achievement of preestablished performance objectives, or both. "Restricted Stock" means the Common Stock issued as the result of a Restricted Stock Award.

     (o) "Stock Appreciation Right" means the right to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock (as determined on the date of exercise) over the Fair Market Value or the exercise price of the related Stock Option, as the case may be, on the date the Stock Appreciation Right was granted.

     (p) "Stock Option" means an option to acquire shares of Common Stock and includes a Nonqualified Stock Option or Incentive Stock Option.

3.   SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to the provisions of Section 3(c) and Section 10 of the Plan, the aggregate number of shares of Common Stock that may be issued or transferred, and as to which Stock Appreciation Rights may be exercised, pursuant to Incentive Awards under the Plan will not exceed 1,500,000. The maximum number of shares which may be the subject of Incentive Awards granted during any calendar year to any individual shall not exceed 300,000.

     (b) The shares to be delivered under the Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     (c) If the Common Stock that would be issued or transferred upon exercise of any Incentive Award is not issued or transferred and ceases to be issuable or transferable for any reason, such Incentive Award will no longer be charged against the limitation provided for in Section 3(a) and may again be made subject to Incentive Awards; provided, however, that shares as to which a Stock Option has been surrendered in connection with the exercise of a related Stock Appreciation Right will not again be available for the grant of any further Incentive Awards. Notwithstanding the preceding, with respect to any Stock Option and/or any Stock Appreciation Rights granted to any individual who is a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code that is cancelled, the number of shares subject to such Stock Option and/or Stock Appreciation Rights shall continue to count against the maximum number of shares which may be the subject of Stock Options and Stock Appreciation Rights granted to such individual. For purposes of the preceding sentence, if, after grant, the exercise price of a Stock Option and/or the base amount of any Stock Appreciation Rights is reduced, such reduction shall be treated as a cancellation of such Stock Option and/or Stock Appreciation Rights and the grant of a new Stock Option and/or Stock Appreciation Rights (if any), and both the cancellation of the Stock Option and/or Stock Appreciation Rights and the new Stock Option and/or Stock Appreciation Rights shall reduce the maximum number of shares for which Stock Options and Stock Appreciation Rights may be granted to the holder of such Stock Option and/or Stock Appreciation Rights.

     (d) Subject to the limitations contained in Sections 6, 7 and 10, the Committee may make any adjustment in the exercise price, the number of shares subject to, or the terms of a Nonqualified Stock Option or Stock Appreciation Right by cancellation of an outstanding Nonqualified Stock Option or Stock Appreciation Right and a subsequent regranting of a Nonqualified Stock Option or Stock Appreciation Right, by amendment or by substitution of an outstanding Nonqualified Stock Option or Stock Appreciation Right. Such amendment, substitution, or regrant may result in terms and conditions (including exercise price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Nonqualified Stock Option or Stock Appreciation Right. The Committee may not, however, amend, substitute or regrant any Incentive Award granted pursuant to Section 9 or, without the consent of such Participant, adversely affect the rights of any Participant in previously granted Incentive Awards. If such action is effected by amendment, the effective date of such amendment shall be as determined by the Committee.

4.   ADMINISTRATION OF THE PLAN

     (a) The Plan will be administered by the Committee, which has and may exercise such powers and authority of the Board as may be necessary or appropriate to carry out its functions as described in the Plan. The Committee has authority to interpret the Plan, to determine the terms and provisions of the respective Incentive Award agreements and to make all other determinations necessary or advisable for Plan administration. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All Committee interpretations, determinations, and actions shall be final, conclusive, and binding on all parties.

     (b) Incentive Awards shall be evidenced by a written instrument and may include any terms and conditions consistent with the Plan, as the Committee may require.

     (c) No member of the Board or the Committee will be liable for any action or determination made by the Board or the Committee with respect to the Plan or any Incentive Award under it, except for matters involving intentional misconduct, fraud, or a knowing violation of law.

5.   ELIGIBILITY

     (a) Participants are eligible to receive Incentive Awards under the Plan; provided that Non-employee Directors shall not be eligible to receive Restricted Stock Awards pursuant to the Plan.

     (b) Incentive Stock Options shall be granted and exercised only in accordance with applicable provisions of the Internal Revenue Code of 1986 and regulations promulgated thereunder, as the same may be amended from time to time; provided, however, notwithstanding anything contained in this Plan to the contrary, an Incentive Stock Option shall not be granted to any Participant who is not, as of the date of grant, an "employee" of the Company, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, whether or not he is a member of the Board.

6.   TERMS AND CONDITIONS OF STOCK OPTIONS

     (a) At the time a Stock Option is granted, the Committee may, in its sole discretion, designate whether such Stock Option is to be treated as an Incentive Stock Option or a Nonqualified Stock Option. Stock Options with respect to which no designation is made by the Committee shall be deemed to be Incentive Stock Options to the extent that the $100,000 limitation described in subsection (d) below is met. The purchase price of Common Stock under each Nonqualified Stock Option will be determined by the Committee, and may be less than the Fair Market Value of the Common Stock on the date of grant and may be based on achieving preestablished performance objectives. The purchase price of an Incentive Stock Option will be at least equal to the Fair Market Value of the Common Stock on the date of grant.

     (b) Stock Options may be exercised as determined by the Committee but in no event after ten years and one day from the date of grant in the case of Nonqualified Stock Options, and ten years from the date of grant in the case of Incentive Stock Options.

     (c) Upon the exercise of a Stock Option, the purchase price will be payable in full in cash or its equivalent acceptable to the Company. At the discretion of the Committee, the purchase price may be paid by assigning and delivering to the Company shares of Common Stock or a combination of cash and such shares equal in value to the exercise price; provided, however, that the holder of the Stock Option may not so assign and deliver any shares of Common Stock acquired pursuant to the exercise of a Stock Option or Stock Appreciation Right under this Plan or any other stock plan of the Company unless the holder has beneficially owned such shares of Common Stock for at least six months, nor may the holder so assign and deliver any shares of Restricted Stock with respect to which all restrictions and conditions have not lapsed or been satisfied. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

     (d) Notwithstanding any other provision of the Plan to the contrary, to the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock plans of the Company) exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options. This subsection
(d) shall be applied by taking Stock Options into account in the order in which they are granted.

     (e) No fractional shares will be issued pursuant to the exercise of a Stock Option nor will any cash payment be made in lieu of fractional shares.

     (f) The exercise of a Stock Option shall result in the cancellation of the Stock Appreciation Right to which it relates with respect to the same number of shares of Common Stock as to which the Stock Option was exercised.

7.   TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

     (a) A Stock Appreciation Right may be granted separately or in connection with a Stock Option (either at the time of grant or at any time during the term of the Stock Option).

     (b) The exercise of a Stock Appreciation Right shall result in the cancellation of the Stock Option to which it relates with respect to the same number of shares of Common Stock as to which the Stock Appreciation Right was exercised.

     (c) A Stock Appreciation Right granted in connection with a Stock Option shall be exercisable or transferable only to the extent that such related Stock Option is exercisable or transferable.

     (d) Upon the exercise of a Stock Appreciation Right related to a Stock Option, the holder will be entitled to receive payment of an amount determined by multiplying:

                  (i) The difference obtained by subtracting the purchase price of a share of Common Stock specified in the related Stock Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

                  (ii) The number of shares as to which such Stock Appreciation Right is exercised.

     (e) A Stock Appreciation Right granted without relationship to a Stock Option shall be exercisable as determined by the Committee, but in no event after ten years from the date of grant.

     (f) Stock Appreciation Right granted without relationship to a Stock Option will entitle the holder, upon exercise of the Stock Appreciation Right, to receive payment of an amount determined by multiplying:

                  (i) The difference obtained by subtracting the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

                  (ii) The number of shares as to which such Stock Appreciation Right is exercised.

     (g) Notwithstanding subsections (d) and (f) above, the Committee may limit the amount payable upon exercise of a Stock Appreciation Right. Any such limitation shall be determined as of the date of grant and noted on the instrument evidencing the Stock Appreciation Right granted.

     (h) At the discretion of the Committee, payment of the amount determined under subsections (d) and (f) above may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and shares. If the Committee decides to make full payment in shares of Common Stock and the amount payable results in a fractional share, payment for the fractional share shall be made in cash.

8.   TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS

     (a) All shares of Restricted Stock Awards granted or purchased by a Participant pursuant to the Plan shall be subject to the following conditions:

                  (i) The shares may not be sold, transferred, or otherwise alienated or hypothecated until the restrictions are removed or expire.

                  (ii) Each certificate representing a Restricted Stock Award granted pursuant to the Plan and the Restricted Stock issuable pursuant thereto shall bear a legend making appropriate reference to the restrictions imposed.

                  (iii) The Committee may impose such other conditions as it may deem advisable on any shares granted to or purchased by a Participant pursuant to the Plan, including, without limitation, restrictions under the Securities Act of 1933, as amended, and the Act, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any Blue Sky or other securities law applicable to such shares.

     (b) The restrictions imposed under subparagraph (a) above upon Restricted Stock Awards will lapse in accordance with a schedule or other conditions as determined by the Committee, subject to the provisions of Section 14(e).

     (c) Prior to the expiration or lapse of all of the restrictions and conditions imposed upon a Restricted Stock Award at the time of its grant, the holder of Restricted Stock issuable with respect to such award will have the right to vote such shares of Restricted Stock, but shall not have any other rights of a stockholder with respect thereto, including, without limitation, the right to receive dividends and distributions with respect thereto; provided, however, that such holder shall be entitled to receive distributions or adjustments made pursuant to Section 10(a) hereof.

9.   INCENTIVE AWARDS TO NON-EMPLOYEE DIRECTORS

     Except as provided in this Section 9, a Non-employee Director shall not be eligible to receive an Incentive Award under the Plan. Each Non-employee Director who has not previously received an Incentive Award under the Plan or the Company's 1992 Stock Incentive Plan ("1992 Plan") or 1989 Stock Incentive Plan ("1989 Plan") shall receive a Nonqualified Stock Option under the Plan on the date of authorization and approval of the Plan by stockholders of the Company or the date an individual first becomes a Non-employee Director, whichever occurs later; provided, however, that if there are any options available to be granted under the Company's 1989 Plan or 1992 Plan options shall first be granted to Non-employee Directors under the 1989 Plan, followed by the 1992 Plan, to the extent that grants to Non-employee Directors are permitted under the 1989 Plan and the 1992 Plan, before any Nonqualified Stock Options are granted under the Plan. Each Nonqualified Stock Option shall entitle the holder to acquire an aggregate of 72,000 shares of Common Stock and shall be exercisable as to one-third of such shares at any time following each of the first three anniversaries of the date of grant of such Nonqualified Stock Option. The exercise price for such Nonqualified Stock Option shall be equal to the Fair Market Value of a share of Common Stock on the date of grant.

10.  ADJUSTMENT PROVISION

     (a) If there shall be declared and paid a stock dividend upon the Common Stock or if the Common Stock shall be split up, converted, exchanged, reclassified, or in any way substituted for, an appropriate and proportionate adjustment will be made in (i) the maximum number and kind of shares provided in
Section 3(a), (ii) the number and kind of shares or other securities subject to the then outstanding Incentive Awards, and (iii) the price for each share or other unit or any security that is the subject of an outstanding Incentive Award, without changing the aggregate purchase price or value of such outstanding Incentive Awards. In the event of a spin off of a substantial portion of the Company's assets, adjustment shall be made with respect to outstanding Incentive Awards so as to be equitable to the holder of each award and the shareholders of the Company.

     (b) All or any part of any remaining unexercised or unvested Incentive Awards granted to any person (except those granted pursuant to Section 9 to Non-employee Directors) may, after approval of the Plan by the stockholders of the Company as provided in Section 15, be exercised, and shall become vested, if, while the holder is employed by the Company or a Subsidiary, there occurs a Change in Control. For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if (x) any "person" or group of "persons" (as the term "person" is used in Sections 13(d) and 14(d) of the Act) ("Person"), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) direct or indirect beneficial ownership of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company or (y) a Person acquires, other than by a spin off (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person), assets from the Company that have a total fair market value equal to or more than 30% of the total fair market value of all of the assets of the Company immediately prior to such acquisition; provided, however, that if any transaction or event or series of transactions or events resulting in a Change in Control is approved by a majority of the members of the Board of Directors holding office prior to the transaction or event or series of transactions or events, then the transaction or event or series of transactions or events shall not be deemed to be a Change in Control. Notwithstanding the foregoing, for purposes of subsection (x), a Change in Control will not be deemed to have occurred if the power to control (directly or indirectly) the management and policies of the Company is not transferred from a Person to another Person; and, for purposes of subsection
(y), a Change in Control will not be deemed to occur if the assets of the Company are transferred: (i) to a shareholder in exchange for his stock, (ii) to an entity in which the Company has (directly or indirectly) 50% ownership, or
(iii) to a Person that has (directly or indirectly) at least 50% ownership of the Company with respect to its stock outstanding, or to any entity in which such Person possesses (directly or indirectly) 50% ownership; or (ii) upon dissolution or liquidation of the Company or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all, or substantially all, the property of the Company.

     (c) Adjustments under this Section 10 will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustments.

11.  GENERAL PROVISIONS

     (a) Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Participant any right to continue as an Employee of the Company or as a member of the Board or affect the right of the Company to terminate the services or directorship of any Participant at any time with or without cause.

     (b) No shares of Common Stock will be issued or transferred pursuant to an Incentive Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Incentive Award, the Company may require the Participant to take any reasonable action to meet such requirements.

     (c) No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

     (d) The Company may make such provisions it deems appropriate to provide for withholding any taxes the Company determines it is required to withhold in connection with any Incentive Award.

     (e) No Incentive Award and no right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge, or charge of any nature except as specified herein. An Incentive Award shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in this Section 11. Notwithstanding the preceding, the Committee may, in its discretion, authorize a transfer of any Incentive Award, other than an Incentive Stock Option, by the initial holder to (i) the spouse, children, step children, grandchildren or other family members of the initial holder ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, (iii) a corporation or partnership in which such Family Members and the initial holder are the only shareholders or partners, or (iv) such other persons or entities which the Committee may permit, subject in each case to such terms and conditions as the Committee shall approve; provided, however, that subsequent transfers of such Incentive Awards shall be prohibited except by will or the laws of descent and distribution. Following any transfer of such an Incentive Award, such Incentive Award shall continue to be subject to the same terms and conditions of the Incentive Award and of the Plan. An Option which is intended to be an Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder thereof.

     (f) Notwithstanding any other provision of the Plan to the contrary, no Incentive Award may be exercised and no Restricted Shares may be sold, transferred, or otherwise alienated or hypothecated prior to the approval of the Plan by the stockholders of the Company as provided in Section 15.

12.  CHANGE OF STATUS

     Notwithstanding anything in the Plan to the contrary:

     (a) In the event that a Non-employee Director becomes an Employee (whether or not such person remains as a member of the Board), Incentive Awards granted to such person pursuant to Section 9 that are not then exercisable shall expire upon such person becoming an Employee.

     (b) In the event an Employee becomes a Non-employee Director, Incentive Awards granted to such person pursuant to the Plan that are not then exercisable shall expire upon such person becoming a Non-employee Director and such Non-employee Director shall not receive an Incentive Award pursuant to Section 9 until the next succeeding June 30.

     (c) All Incentive Awards that are exercisable at the time of the occurrence of an event described in Subsection (a) and (b) of this Section 12 shall be exercisable by the Participant as provided in Section 14(d) hereof.


13.  TEN PERCENT STOCKHOLDERS

     Notwithstanding any other provision of this Plan to the contrary, no Stock Option which is intended to qualify as an Incentive Stock Option may be granted under this Plan to any Employee who, at the time the Stock Option is granted, owns shares possessing more than 10 percent of the total combined voting power or value of all classes of stock of the Company, unless the exercise price under such Stock Option is at least 110% of the Fair Market Value of a share on the date such Stock Option is granted and the duration of such Stock Option is no more than five years.

14.  AMENDMENT AND TERMINATION

     (a) At its discretion, the Committee shall have the power to amend (except with respect to the provisions of Section 9), suspend or terminate the Plan at any time. No such amendment will, without approval of the shareholders of the Company, except as provided in Section 10 of the Plan:

                  (i) Change the class of persons eligible to receive Incentive Awards under the Plan; or

                  (ii) Increase the number of shares of Common Stock subject to the Plan or which may be the subject of Incentive Awards granted to any individual during any calendar year.

     (b) Except as otherwise provided by Section 3(d), the Committee may not, without the consent of a Participant, modify the terms and conditions of an Incentive Award.

     (c) No amendment, suspension, or termination of the Plan will, without the consent of the Participant, alter, terminate, impair, or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

     (d) Except as set forth in Subsection (e) below, or in Section 12 in the case of the Participant's change in status, an Incentive Award held by a Participant will expire immediately if the Participant is no longer an Employee or, if the Participant was a Non-employee Director, he no longer is a Non-employee Director, unless (other than in the case of an Incentive Award granted pursuant to Section 9) the Committee determines otherwise, except as follows:

                  (i) If the Participant ceases to be an Employee or a Non-employee Director other than for cause, of which the Company will be the sole judge, or the Participant's death or permanent and total disability, the Incentive Awards, other than Incentive Stock Options, will expire one year thereafter unless by their terms they expire sooner; Incentive Stock Options will expire three months thereafter unless by their terms they expire sooner. During the applicable period, Incentive Awards may be exercised in accordance with their terms, but only to the extent exercisable on the date the Participant is no longer an Employee or a Non-employee Director.

                  (ii) If the Participant dies or becomes permanently and totally disabled while serving as an Employee or as a Non-employee Director, the Participant's Incentive Awards will become fully exercisable and will expire one year after the date of death or permanent and total disability unless by their terms they expire sooner. If the Participant dies or becomes permanently and totally disabled within the three months referred to in subparagraph (i) above, the Incentive Awards will, in the case of the Participant's retirement, expire upon the later of one year after retirement or one year after the date of death, or, in all other cases, three months after the date of death or permanent and total disability, unless by their terms they expire sooner.

     (e) If a holder of Restricted Stock Awards is no longer an Employee, unless the Committee determines otherwise, all such Restricted Stock Awards subject to restrictions at the time his service with the Company terminates will be returned to the Company and any consideration received therefor from the Participant shall be returned to such Participant.

     (f) With respect to an Incentive Award, the Committee may, at its sole discretion, determine that any Participant who is on leave of absence for any reason will be considered as still in the employ of the Company, provided that rights to such Incentive Award during a leave of absence will be limited to the extent to which such right was earned or vested at the commencement of such leave of absence.

15.  EFFECTIVE DATE OF PLAN AND DURATION OF PLAN

     The Plan is subject to approval by the holders of a majority of the shares of stock of the Company which are represented in person or by proxy and entitled to vote on the subject at a meeting of stockholders of the Company duly convened and held prior to March 19, 1999. In the event the Plan is not approved by shareholders of the Company by March 19, 1999, the Plan shall be void and of no further force or effect. No Incentive Awards may be made under the Plan after March 18, 2009.

                                TOSCO CORPORATION
                   ANNUAL MEETING OF STOCKHOLDERS MAY 21, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O'Malley, Jefferson F. Allen and Wilkes McClave III, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of TOSCO CORPORATION ("Tosco") which the undersigned is entitled to vote at Tosco's Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, and at any adjournment thereof.

      (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE REVERSE SIDE)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL I, FOR PROPOSAL II, FOR PROPOSAL III AND AGAINST PROPOSAL IV.

     I. ELECTION OF DIRECTORS: To elect the ten (10) nominees for Director listed below for a term of one year.

  FOR ALL NOMINEES LISTED BELOW [  ]             WITHHOLD AUTHORITY [  ]
  (except as indicated to the                    to vote for all nominees
  contrary below)                                listed below

     Jefferson F. Allen, Patrick M. deBarros, Wayne A. Budd, Houston I. Flournoy, Edmund A. Hajim, Joseph P. Ingrassia, Charles J. Luellen, Eija Malmivirta, Mark R. Mulvoy, Thomas D. O'Malley.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

_______________________________________________________________________________

     II. Proposal to ratify and approve the appointment of Coopers & Lybrand L.L.P. as independent auditors of Tosco for the fiscal year ending December 31, 1998.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

         The Board of Directors recommends a vote FOR this Proposal II.


     III. To approve the 1998 Stock Incentive Plan of Tosco Corporation.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


     IV. To approve the stockholder proposal described in the accompanying Proxy Statement.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]

       The Board of Directors recommends a vote AGAINST this Proposal IV.

     V. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.


Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Tosco is hereby acknowledged.

                                   Dated__ ____________________, 1998


                                   _____________________________(L.S.)
                                      (Signature of Stockholder)


                                   _____________________________(L.S.)
                                      (Signature of Stockholder)

                                   Your signature should appear the same as your name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.